Exhibit (m)(2)(i)

AMENDED SCHEDULE 1

TO THE

DISTRIBUTION AND SHAREHOLDER SERVICES PLAN

VOYA EQUITY TRUST

CLASS A

Fund(s)

Voya Corporate Leaders® 100 Fund

Voya Global Multi-Asset Fund

Voya Mid Cap Research Enhanced Index Fund

Voya Small Company Fund